Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	July 12, 2021
CONTACT:	Kenneth A. Martinek
Chairman and Chief Executive Officer
PHONE:	(914) 684-2500

NORTHEAST COMMUNITY BANCORP, INC. ANNOUNCES

COMPLETION OF SECOND-STEP CONVERSION

AND SUBSCRIPTION OFFERING

White Plains, New York, July 12, 2021 — NorthEast Community Bancorp, Inc., a Maryland corporation (the “Company”) (NasdaqCM: NECB), announced today that it has completed its “second-step” conversion pursuant to which NorthEast Community Bancorp, MHC has converted to the stock holding company form of organization. The Company, the new stock holding company for NorthEast Community Bank (the “Bank”), sold 9,784,077 shares of common stock at $10.00 per share, for gross offering proceeds of $97.8 million in its subscription offering.

Concurrent with the completion of the conversion and reorganization, shares of common stock of NorthEast Community Bancorp, Inc., a federally chartered corporation and the former parent company for the Bank (the “Mid-Tier Holding Company”), owned by public shareholders have been exchanged for 1.3400 shares of the Company’s common stock so that the former public shareholders of the Mid-Tier Holding Company now own approximately the same percentage of the Company’s outstanding common stock as they owned of the Mid-Tier Holding Company’s outstanding common stock immediately prior to the conversion, subject to adjustment as disclosed in the offering prospectus. Cash in lieu of fractional shares will be paid based on the offering price of $10.00 per share. As a result of the offering and the exchange of shares, the Company has 16,378,201 shares of common stock outstanding, subject to adjustment for fractional shares.

The shares of the Company’s common stock are expected to begin trading on the Nasdaq Capital Market on July 13, 2021 under the trading symbol “NECB.”

The Company’s transfer agent expects to mail Direct Registration System (“DRS”) statements for shares of Company common stock on or about July 13, 2021 to persons who purchased common stock in the subscription offering. Existing Mid-Tier Holding Company shareholders holding shares in street name will receive shares of Company common stock within their accounts. Shareholders holding shares in certificated form will be mailed a letter of transmittal containing instructions as to how to exchange their shares. Shareholders will receive a DRS statement and cash in lieu of fractional shares after returning their Mid-Tier Holding Company stock certificates and a properly completed letter of transmittal to the Company’s transfer agent.

Piper Sandler & Co. acted as marketing agent to the Company. Kilpatrick Townsend & Stockton LLP acted as legal counsel to the Company and Luse Gorman, PC acted as legal counsel to Piper Sandler & Co.

About NorthEast Community Bancorp, Inc.

The Company is the holding company for NorthEast Community Bank. NorthEast Community Bank is a New York State chartered savings bank that operates six full-service branches in New York and three full-service branches Massachusetts and loan production offices in White Plains and New City, New York.

Cautionary Note About Forward-Looking Statements

This press release contains certain forward-looking statements about the conversion and reorganization. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include, but are not limited to, changes in market interest rates, regional and national economic conditions, the effect of the COVID-19 pandemic (including its impact on the Bank’s business operations and credit quality, on our customers and their ability to repay their loan obligations and on general economic and financial market conditions), legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Bank’s market area, changes in the real estate market values in the Bank’s market area and changes in relevant accounting principles and guidelines. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

The shares of common stock of the Company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.